EXHIBIT 99.A

News
For Immediate Release

El Paso Corporation and El Paso CGP Company, L.L.C. Announce Final Results and Final Settlement of Private Debt Exchange Offers and Consent Solicitations

HOUSTON, TEXAS, January 10, 2006—El Paso Corporation (NYSE:EP) and its wholly-owned subsidiary, El Paso CGP Company, L.L.C. (formerly known as El Paso CGP Company), today announced the final results in connection with, and the final settlement of, El Paso’s private offers to exchange all properly tendered and accepted notes of the series listed in the table immediately following this paragraph (which were originally issued by CGP) and the related solicitations of consents to the proposed amendments to the indentures governing such notes. As of the expiration of the exchange offers and consent solicitations (which occurred immediately following 11:59 p.m., New York City time, on January 6, 2006), approximately $2.155 billion aggregate principal amount of CGP notes had been validly tendered for exchange (and not validly withdrawn). A holder who validly tendered CGP notes for exchange, by tendering those notes, is deemed to have consented to the proposed amendments. The following table shows the final results of the exchange offer and consent solicitation with respect to each series of CGP notes.

CGP Notes	CUSIP No.	Total Outstanding Principal Amount	Outstanding Principal Amount Tendered as of Early Settlement Deadline	Additional Outstanding Principal Amount Tendered as of Expiration	Percentage of Total Outstanding Principal Amount Tendered as of Expiration	Consent Payment per $1,000 Principal Amount

6.50% Notes due 2006	190441AY1	$109,500,000	$91,860,000	$3,061,000	86.69%	$1.25
7½% Notes due 2006	190441BE4	$204,910,000	$182,525,000	$52,000	89.10%	$1.25
6.50% Senior Debentures due June 1, 2008	190441AV7	$200,000,000	$188,682,000	$2,524,000	95.60%	$2.50
7.625% Notes due 2008	190441BF1	$215,000,000	$206,596,000	$315,000	96.24%	$2.50
6.375% Senior Debentures due February 1, 2009	190441AX3	$200,000,000	$189,443,000	$3,334,000	96.39%	$2.50
7.75% Notes due 2010	190441BC8	$400,000,000	$369,729,000	$8,999,000	94.68%	$2.50
10¾% Senior Debentures due October 1, 2010	190441AK1	$56,573,000	$39,755,000	$1,930,000	73.68%	$2.50
9⅝% Senior Debentures due May 15, 2012	190441AP0	$150,000,000	$136,118,000	$1,805,000	91.95%	$2.50
6.70% Senior Debentures due February 15, 2027	190441AS4	$200,000,000	$161,913,000	$20,850,000	91.38%	$2.50
6.95% Senior Debentures due June 1, 2028	190441AW5	$200,000,000	$197,080,000	$20,000	98.55%	$2.50
7.75% Senior Debentures due October 15, 2035	190441AR6	$150,000,000	$112,440,000	$36,685,000	99.42%	$2.50
7.42% Senior Debentures due February 15, 2037	190441AT2	$200,000,000	$165,642,000	$33,265,000	99.45%	$2.50

Subject to the terms and conditions of the private exchange offers, El Paso offered to exchange each CGP note that was properly tendered by an eligible holder, and accepted by El Paso, for a new El Paso note in a principal amount equal to the exchange price of such tendered CGP note. The exchange price for each CGP note was 100% of its principal amount if it was properly tendered prior to the expiration of the exchange offers.

On January 9, 2006:
El Paso:
•
accepted all of the consents that had been properly given (and not validly revoked), and accepted for exchange all of the CGP notes that had been properly tendered (and not validly withdrawn), in each case, after the deadline for inclusion in the previously announced early settlement that took place on December 28, 2005 and prior to the expiration of the exchange offers, and

•
consummated the final settlement of the exchange offers by issuing new El Paso notes to each eligible holder of CGP notes who validly tendered (and did not validly withdraw) its CGP notes after the deadline for inclusion in the early settlement and prior to the expiration of the exchange offers; and

•
paid the applicable consent payment listed above to each eligible holder of CGP notes who validly delivered (and did not validly revoke) its consent after the deadline for inclusion in the early settlement and prior to the expiration of the exchange offers.

The exchange offers, the consent solicitations and the issuance of the El Paso notes have not been registered under the Securities Act of 1933 or any other securities law. The exchange offers and consent solicitations were made, and the El Paso notes were offered and issued, only (a) to holders of CGP notes who are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to holders of CGP notes who are persons other than U.S. persons, in reliance upon Regulation S under the Securities Act.

The new El Paso notes issued in exchange for CGP notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer or sale in any jurisdiction where the offer, solicitation, or sale would not be permitted.

Documents relating to the offers will only be distributed to noteholders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter may contact Global Bondholder Services Corporation, the information agent for the offers, at 1-866-294-2200.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417